Exhibit 99.1

ARIAD Reports Third Quarter 2010 Financial Results and Development Progress

~ Equity raise of $57.4 million extends cash position into second half of 2012

~ Patient enrollment underway in PACE pivotal trial of ponatinib

~ Final data from Phase 3 SUCCEED trial expected in early 2011

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 9, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter and nine months ended September 30, 2010 and provided an update on corporate developments.

“Patient enrollment is off to a very good start in the PACE trial of ponatinib, our investigational pan-BCR-ABL inhibitor, in patients with resistant or intolerant chronic myeloid leukemia, and we are advancing our investigational anaplastic lymphoma kinase inhibitor through IND-enabling studies,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “With our recently completed equity offering of $57.4 million in net proceeds, we now have the funds sufficient to advance the development of these promising product candidates into the second half of 2012, and to prepare regulatory approval applications for ponatinib around that same time.”

Financial Highlights

For the quarter ended September 30, 2010, the Company reported a net loss of $20.4 million, or $0.18 per share compared to a net loss of $20.8 million, or $0.21 per share, for the same period in 2009. For the nine-month period ended September 30, 2010, the Company reported net income of $115.6 million, or $1.05 per share compared to a net loss of $62.0 million, or $0.70 per share for the same period in 2009. Net income for the nine-month period ended September 30, 2010 primarily reflects the positive impact of the Company’s restructured agreement with Merck, entered into in May 2010, for the development, manufacture and commercialization of ridaforolimus in oncology, which resulted in the recognition of $175 million in revenue in the second quarter of 2010.

The Company reported operating expenses of $16.8 million for the quarter ended September 30, 2010, as compared to $17.9 million for the same period in 2009, and operating expenses of $54.1 million for the nine-month period ended September 30, 2010, as compared to $60.4 million for the same period in 2009. The decreases in operating expenses for these periods primarily reflect the assumption by Merck as of January 1, 2010 of all of the costs related to the development, manufacture and commercialization of ridaforolimus per the restructured agreement, offset largely by increases in costs related to the development of ponatinib, for which the Company initiated a pivotal Phase 2 trial in the third quarter of 2010.

For the nine-month period ended September 30, 2010, cash provided by operating activities was $18.8 million, as compared to cash used in operating activities of $36.0 million for the same period in 2009. The increase in cash provided by operating activities is primarily due to the receipt from Merck in 2010 of the $50 million up-front payment and $12.8 million in reimbursement of the Company’s share of ridaforolimus costs upon execution of the restructured agreement, offset in part by the receipt in 2009 of $22.5 million in milestone payments from Merck related to the start of two Phase 2 clinical trials pursuant to the 2007 ridaforolimus collaboration agreement.

The Company ended the third quarter of 2010 with cash and cash equivalents of $59.3 million, compared to $40.4 million at December 31, 2009. On October 29, 2010, the Company completed a public offering of 16 million shares of its common stock for net proceeds of approximately $57.4 million. In connection with this offering, the Company granted the underwriters a 30-day option to purchase up to 2.4 million shares of its common stock to cover over-allotments, if any.

Revised Financial Guidance for 2010

The Company expects to end 2010 with cash provided by operations of approximately $5 million, reflecting the impact of payments received in connection with executing the restructured agreement with Merck in May 2010. With the net proceeds from the October offering of common stock, the Company expects that its cash and cash equivalents at December 31, 2010 will be approximately $102 million.

“Our balance sheet is substantially strengthened, and our cash position is expected to take us into the second half of 2012,” said Edward M. Fitzgerald, executive vice president and chief financial officer of ARIAD. “This revised guidance does not take into account the positive impact of any regulatory or sales milestone payments the Company may receive from Merck related to ridaforolimus or any payments relating to a potential collaboration agreement on ponatinib.”

SUCCEED Trial Data Expected in Early 2011

ARIAD expects final results from the Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic soft-tissue and bone sarcomas to be announced in the first quarter of 2011. The final analysis will be performed by Merck. If the data from the SUCCEED trial are positive, Merck is expected to file applications for regulatory approval of ridaforolimus in 2011. ARIAD is eligible to receive $65 million in potential near-term milestone payments related to ridaforolimus in metastatic sarcomas.

Advancements in Research and Development

ARIAD made excellent progress in its research and development programs during the third quarter of 2010, including:

  The initiation of a pivotal Phase 2 clinical trial of its investigational pan-BCR-ABL inhibitor, ponatinib, in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia positive acute lymphoblastic leukemia (Ph+ ALL). The PACE (Ponatinib Ph+ ALL and CML Evaluation) trial is designed to provide definitive clinical data for regulatory approval of ponatinib. Patient enrollment is underway and expected to be completed in the fourth quarter of 2011.
  Presentation of positive interim results in October from a randomized, open‐label, active-control, Phase 2 study of oral ridaforolimus, ARIAD’s investigational mTOR inhibitor, in patients with metastatic or recurrent endometrial cancer. Based on this interim analysis, the study demonstrated a statistically significant improvement in the primary endpoint of median progression-free survival in patients receiving single-agent ridaforolimus compared to patients receiving standard-of-care treatment (ridaforolimus, 3.6 months; standard of care, 1.9 months, p=0.007). Merck stopped further enrollment in the trial due to the positive interim data and is continuing to follow surviving patients.
  Advancement of AP26113, ARIAD’s investigational, next-generation anaplastic lymphoma kinase (ALK) inhibitor, in IND (investigational new drug)-enabling studies. ARIAD expects to file an IND application in mid-2011 for AP26113 and begin a biomarker-based targeted clinical trial in tumors including non small-cell lung cancer shortly thereafter. In preclinical studies, AP26113 has been shown to have significantly higher potency than the investigational ALK inhibitor being developed by Pfizer, crizotinib, and to inhibit mutated forms of ALK that are now being observed in patients becoming resistant to crizotinib.
  The award this month of three federal grants totaling approximately $733,000 for each of ARIAD’s development programs – ridaforolimus, ponatinib and AP26113 – as part of the Qualifying Therapeutic Discovery Project (QTDP) program created by Congress through the federal health reform law approved last spring. The QTDP program provides support for innovative projects that are determined by the U.S. Department of Health and Human Services to have reasonable potential to result in new therapies or reduce health care costs, or represent significant advances in finding a cure for cancer.

Upcoming Medical Meeting

Additional safety and efficacy data from the ongoing Phase 1 clinical trial of ponatinib in patients with resistant and refractory chronic myeloid leukemia will be presented in an oral session of the American Society of Hematology annual meeting in Orlando, Florida on December 6, 2010. These data will include an update on cytogenetic and molecular responses to ponatinib, as well as median duration of response for patients treated with ponatinib.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Lazard Capital Markets Healthcare Conference 2010, New York, NY, November 16, 2010.
  Barclays Capital 2010 Healthcare Small & Mid-Cap One-on-One Day, Minneapolis, MN, November 18, 2010.

Today’s Conference Call at 8:30 a.m.

ARIAD will hold a live webcast of its quarterly conference call today, November 9, 2010, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing (866) 362-4831(domestic) or (617) 597-5347(international) five minutes prior to the start time and providing the pass code 60708669. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains "forward-looking statements" including, but not limited to statements relating to enrollment of patients in the pivotal Phase 2 PACE trial of ponatinib, projected 2010 cash from operations, cash and cash equivalents at year-end 2010 and sufficiency of funds to last into the second half of 2012, final results from the Phase 3 SUCCEED trial and near-term milestones from Merck, and filing of an IND application for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Total revenue	$1,242	$2,155	$178,444	$6,148
Operating expenses:
Research and development	13,168	14,384	41,817	47,939
General and administrative	3,670	3,472	12,245	12,412
Total operating expenses	16,838	17,856	54,062	60,351
Other income (expense), net	(4,804)	(5,108)	(8,832)	(7,797)
Net income (loss)	$(20,400)	$(20,809)	$115,550	$(62,000)
Net income (loss) per common share
– basic	$(0.18)	$(0.21)	$1.05	$(0.70)
– diluted	$(0.18)	$(0.21)	$1.04	$(0.70)

Weighted average number of shares of common stock outstanding – basic	110,810	100,275	110,045	88,120
– diluted	110,810	100,275	111,556	88,120
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	September 30, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents and marketable securities	$59,305	$40,362
Total assets	$79,723	$65,010
Working capital	$46,656	$8,212
Deferred revenue, total	$12	$111,611
Total liabilities	$44,179	$154,026
Stockholders’ equity (deficit)	$35,544	$(89,016)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$18,779	$(36,018)
Net cash provided by (used in) investing activities	(1,497)	11,588
Net cash provided by financing activities	1,661	57,660

Net increase in cash and cash equivalents	$18,943	$33,230

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208